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Pricing Supplement No. 32 dated August 8, 1997         Registration No. 33-52571
(To Prospectus Supplement dated December 16, 1994           Rule 424(b)(3)
    and Prospectus dated March 18, 1994)

                             BANKBOSTON CORPORATION
                 (formerly known as Bank of Boston Corporation)

                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                              --------------------

         Except as set forth herein, the Senior Notes offered hereby are "Floating Rate Notes" and have such terms as are described in the accompanying Prospectus Supplement dated December 16, 1994, relating to Floating Rate Notes. This Pricing Supplement relates to $20,000,000 aggregate principal amount of Senior Notes that are being purchased, as principal, by Bear, Stearns & Co. Inc. ("Bear, Stearns") for resale to one or more investors at varying prices determined by Bear, Stearns. Net proceeds payable by Bear, Stearns to BankBoston Corporation (the "Corporation") will be 100% of the aggregate principal amount of the Senior Notes, or $20,000,000, before deduction of expenses payable by the Corporation.

DTC CUSIP #: 06420MBC3

Principal Amount: $20,000,000

Issue Date (Settlement Date): August 14, 1997

Stated Maturity Date: August 14, 2000

Issue Price: 100% of Principal Amount

Interest Rate(s)
     (Fixed Rate Notes): N/A

Initial Interest Rate
     (Floating Rate Notes):      5.80%

Interest Payment Dates:          [ ] June 15 and December 15 of each year.

                                 [x] Other:
                                 11-14-1997       2-17-1998         5-14-1998        8-14-1998
                                 11-16-1998       2-16-1999         5-14-1999        8-16-1999
                                 11-15-1999       2-14-2000         5-15-2000        8-14-2000

Record Dates:                    [X] Fifteenth calendar day (whether or not a
                                 Business Day) next preceding each Interest
                                 Payment Date.

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Interest Rate Basis              [ ] CMT Rate
     (Floating Rate Notes):      [ ] Commercial Paper Rate
                                 [ ] Eleventh District Cost of Funds Rate
                                 [ ] Federal Funds Rate
                                 [x] LIBOR Telerate
                                 [ ] LIBOR Reuters
                                 [ ] Prime Rate
                                 [ ] Treasury Rate
                                 [ ] Other:

Interest Calculation
     (Floating Rate Notes):      [X] Regular Floating Rate Note
                                 [ ] Floating Rate/Fixed Rate Note Fixed Rate
                                     Commencement Date:
                                     Fixed Interest Rate:
                                 [ ] Inverse Floating Rate Note Fixed Interest
                                     Rate:

Index Maturity
     (Floating Rate Notes):      3 Month LIBOR

Index Currency
(LIBOR Notes): U.S. Dollar

Designated LIBOR Page
     (LIBOR Notes): Telerate 3750

Designated CMT Telerate
Page (CMT Rate Notes): N/A

Designated CMT Maturity
Index (CMT Rate Notes): N/A

Prime Rate Notes
(Floating Rate Notes): N/A

Spread (Plus or Minus)
     (Floating Rate Notes): Plus .05%

Spread Multiplier
     (Floating Rate Notes): N/A

Interest Rate Formula
     (Floating Rate Notes):     LIBOR + .05%

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Interest Reset Dates
     (Floating Rate Notes):     Same as Payment Dates

Interest Determination Dates
     (Floating Rate Notes):     2 London Business Days prior to Reset Dates

Calculation Agent (if other
     than the Bank)
     (Floating Rate Notes): N/A

Minimum Interest Rate
     (Floating Rate Notes): N/A

Maximum Interest Rate
     (Floating Rate Notes): N/A

Redemption Date(s): N/A

Initial Redemption Percentage: N/A

Annual Redemption
     Percentage Reduction: N/A

Holder's Optional
     Repayment Date(s): N/A

Day Count Convention
     (Floating Rate Notes):     [ ] 30/360 for the period from _____________ to
                                    _______________.
                                [X] Actual/360 for the period from August 14,
                                     1997 to August 14, 2000.

Original Issue
     Discount Note:             [ ] Yes
                                [X] No

Total Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual
     Period: N/A

Default Rate: N/A

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Other Provisions: Terms used but not defined in this Pricing Supplement shall have the meanings specified in the above-referenced Prospectus Supplement.